Exhibit 107

Calculation of Filing Fee Tables

Form F-1

(Form Type)

New Century Logistics (BVI) Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(2)
Newly Registered Securities
Fees to be paid	Equity	Ordinary Shares, no par value (3)	Rule	2,875,000	$4.50	$12,937,500.00	0.0001102	$1425.7125
			457(o)
N/A	Other	Representative’s Warrants(3)(4)	Rule		—	—	—	—
			457(g)
Fees to be paid	Equity	Ordinary Shares underlying Representative’s warrants (3)(5)	Rule	143,750	$5.63	$808,593.75	0.0001102	$89.107
			457(o)
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—
	Total Offering Amounts					$13,746,094
	Total Fees Previously Paid					$0
	Total Fee Offsets					0
	Net Fee Due					$1,514.82

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act, including the offering price attributable to additional 375,000 ordinary shares, no par value (“Ordinary Shares”), that the Representative has the option to purchase to cover over-allotments, if any.

(2)	Calculated pursuant to Rule 457(o) under the Securities Act, based on an estimate of the proposed maximum aggregate offering price.

(3)	In accordance with Rule 416(a), we are also registering an indeterminate number of additional Ordinary Shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.

(4)	We have agreed to issue to the Representative warrants (the “Representative Warrants”) to purchase Ordinary Shares (the “Representative Warrants”) in the aggregate amount equal to 5% of the Ordinary Shares sold at closing of the offering, including any shares that may be sold as result of the Representative exercising its over-allotment option. The Representative Warrants will be exercisable from time to time from six months after the effective date of the registration statement and will expire after five years from the effective date of this registration statement, in whole or in part, but may not be transferred nor may the shares underlying the warrants be sold until 180 days from the effective date of the offering. The exercise price of the Representative Warrants is equal to 125% the public offering price per share sold in the offering.

(5)	No fee required pursuant to Rule 457(g) under the Securities Act.